Exhibit 16.1

February 21, 2020

USA Capital Management, Inc.

We have read Item 4.01 of Form 8-K dated February 21, 2020 of USA Capital Management, Inc. (“the Registrant”) and are in agreement with the statements concerning therein as it pertains to our firm.

We have no basis to agree or disagree with other statements of the Registrant contained in Item 4.01.

Very truly yours,

/s/ Hall & Company